Exhibit 99.1

           PRESS RELEASE

For Release:  Immediate
Contact:                Scott Monette
314/877-7113

RALCORP HOLDINGS POSTPONES ANNOUNCEMENT
OF FOURTH QUARTER RESULTS

St. Louis, MO, October 29, 2003     Ralcorp Holdings, Inc. (NYSE:RAH) announced today that the results for the fiscal quarter and year ended September 30, 2003, will not be released on October 30 as scheduled.

The sole reason for the delay is the fact that Vail Resorts, Inc. (NYSE:MTN) has not yet released earnings for its fiscal periods ended July 31, 2003. In a press release dated October 27, 2003, Vail Resorts announced that it is filing Form 12b-25 to extend the filing date of its annual report on Form 10-K in order to allow more time to complete its 2003 fiscal year-end audit. The extension allows Vail Resorts to file its 10-K on or before November 13, 2003. In the same press release, Vail Resorts indicated that the date for its fiscal year-end earnings release has not been determined.

Ralcorp holds an approximate 21.5 percent ownership interest in Vail Resorts, Inc., and accounts for this investment using the equity method. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag.

Once Vail Resorts announces its results, Ralcorp will calculate its equity in those results and include that equity earnings or loss within its financial statements. The Company expects to announce the results for its fiscal quarter and year ended September 30, 2003, shortly after the Vail Resorts release.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America, as described above.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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